Exhibit 99.1

Aptar Reports Third Quarter Results

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--November 1, 2018--AptarGroup, Inc. (NYSE:ATR) today announced third quarter results.

Third Quarter 2018 Summary

  Reported sales increased 7%
  Core sales, excluding currency and acquisition effects, also rose 7%
  Reported earnings per share, including restructuring and acquisition costs, were $0.60
  Adjusted earnings per share, excluding restructuring and acquisition costs, increased 21% to $0.99, compared to prior year currency adjusted earnings per share of $0.82
  Reported net income, including restructuring and acquisition costs, decreased 27%
  Adjusted EBITDA, excluding restructuring and acquisition costs, increased 14%
  Beauty + Home and Food + Beverage segment margins were negatively impacted by rising raw material costs and the delay in passing through these increased costs
  Required change to highly inflationary accounting in Argentina also negatively impacted Beauty + Home margins
  CSP Technologies integration underway and proceeding well
  Business transformation progressing as planned

Third Quarter Results

For the quarter ended September 30, 2018, reported sales increased to $666 million compared to $624 million in the prior year. Core sales, excluding the negative impact from changes in currency exchange rates and positive acquisition effects, increased approximately 7%.

Third Quarter Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Core Sales Growth	5%	12%	4%	7%
Acquisitions	1%	5%	4%	3%
Currency Effects (1)	(4%)	(3%)	(2%)	(3%)
Total Reported Sales Growth	2%	14%	6%	7%

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Stephan Tanda, President and CEO, said, “We reported another quarter of strong top line core growth across each segment and geographic region. This reflects our ongoing focus on our customers and the ways in which we help them win in their markets. Increased demand for our facial skin care and hair care dispensing solutions contributed to the growth in our Beauty + Home segment. Our Pharma segment continued to see strong demand for our proven drug delivery devices for allergy, ophthalmic and dermal treatments as well as for our value-adding components for the injectables market. In our Food + Beverage segment, we continued to grow across many categories including infant nutrition and bottled water. In spite of our growth in the quarter, some operating leverage was offset by the negative effects of the challenging inflationary environment we are facing, especially in our Beauty + Home and Food + Beverage segments. Regarding the integration of CSP Technologies, we are very pleased with the progress thus far and remain enthusiastic about the future potential to leverage CSP’s active packaging technologies across many areas of our business.”

Aptar reported earnings per share, including restructuring and acquisition costs, of $0.60 compared to $0.83 reported a year ago. Current year adjusted earnings per share, excluding restructuring and acquisition costs, were $0.99 and up 21% from the prior year adjusted earnings per share, adjusted for comparable exchange rates, of $0.82. Prior year adjusted earnings per share would have been approximately $0.02 lower had our current effective tax rate been applied to prior year adjusted earnings.

Year-to-Date Results

For the nine months ended September 30, 2018, reported sales increased 13% to $2.08 billion from $1.84 billion a year ago. Core sales, excluding the positive impact from changes in currency exchange rates and acquisition effects, increased approximately 9%.

Nine Months Year-to-Date Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Core Sales Growth	8%	11%	6%	9%
Acquisitions	--	1%	2%	1%
Currency Effects (1)	3%	5%	2%	3%
Total Reported Sales Growth	11%	17%	10%	13%

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Tanda commented on the year-to-date results, “We have made significant progress on our top line this year with robust growth across each segment and in each geographic region. We continue to execute our strategy and our business transformation in parallel with market strength in several areas in which we are the leader. Excluding restructuring and acquisition costs, we have also delivered strong operating results for the year to date.”

For the nine months year-to-date, Aptar reported earnings per share, including restructuring and acquisitions costs, of $2.38 compared to $2.64 reported a year ago. Current year adjusted earnings per share, which exclude restructuring and acquisition costs, were $3.07 and up 11% from prior year adjusted earnings per share, adjusted for comparable exchange rates, of $2.77. Prior year adjusted earnings per share would have been approximately $0.12 lower had our current effective tax rate been applied to prior year adjusted earnings.

Business Transformation

Aptar remains on track with its business transformation to become a more agile, competitive and customer-centric business. Tanda commented on the progress by stating, “Our people have completed a tremendous amount of work and they continue to implement various initiatives according to our plan. We are starting to see gradual incremental improvements in our Beauty + Home business. This is a three year program that will enable us to become more agile and act with an even greater entrepreneurial spirit to drive profitable growth.”

Outlook

Commenting on Aptar’s outlook, Tanda said, “We are very pleased with the CSP Technologies acquisition integration and overall performance of that business. In addition, we expect top line core growth in each segment in spite of a difficult comparison to our very strong prior year fourth quarter, when each segment posted double digit core sales growth. However, we expect the inflationary environment to continue and raw material and transportation costs are expected to weigh on margins due to the normal delay in passing on these increased costs. Further, we anticipate isolated weaker beverage volumes in China. While we are addressing the near-term challenges, most of which are transitory, our focus remains on long-term strategic priorities including profitable, organic core sales growth, attracting the best talent, achieving excellence in our core competencies, successfully completing our business transformation and entering into new strategic partnerships. In parallel, we are building teams and capabilities to expand our presence and capture value in high-growth economies such as those in Asia. With our motivated and experienced team, entrepreneurial spirit, customer-centric approach and the industry’s broadest portfolio of differentiated solutions, we are well positioned for long-term growth.”

Aptar expects earnings per share for the fourth quarter, excluding any restructuring and acquisition costs, to be in the range of $0.81 to $0.86 and this guidance is based on an effective tax rate range of 30% to 32%. The midrange of this guidance represents an 18% increase over the prior year adjusted earnings per share had our current effective tax rate been applied to prior year adjusted earnings per share. Prior year reported earnings per share of $0.77 included a gain on insurance recovery, restructuring expenses and the impact of the tax reform legislation enacted in the fourth quarter of last year. Excluding these effects and adjusting for comparable exchange rates, prior year adjusted earnings per share were $0.78. Prior year adjusted earnings per share would have been approximately $0.07 lower had our current effective tax rate been applied to prior year adjusted earnings.

Cash Dividend

As previously reported, the Board declared on October 18, 2018 a quarterly cash dividend of $0.34 per share. The payment date is November 21, 2018, to stockholders of record as of October 31, 2018.

Open Conference Call

There will be a conference call on Friday, November 2, 2018 at 8:00 a.m. Central Time to discuss the Company’s third quarter results for 2018. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

Aptar is a leading global supplier of a broad range of innovative dispensing, sealing and active packaging solutions for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food and beverage markets. Aptar uses insights, design, engineering and science to create innovative packaging technologies that build brand value for its customers, and, in turn, make a meaningful difference in the lives, looks, health and homes of people around the world. Aptar is headquartered in Crystal Lake, Illinois and has over 13,000 dedicated employees in 18 different countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of restructuring costs, acquisition costs and purchase accounting adjustments that affected inventory values. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results, but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as tax and exchange rates, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” and “Business Transformation” sections of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: the successful integration of the CSP Technologies business; the impact of tax reform legislation including changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; the execution of the business transformation; the impact and extent of contamination found at the Company’s facility in Brazil; economic conditions worldwide including potential deflationary and inflationary conditions in regions we rely on for growth; political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of materials, components and other input costs; the availability of raw materials and components; our ability to successfully implement facility expansions and new facility projects; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations; direct or indirect consequences of acts of war or terrorism; work stoppages due to labor disputes; and competition, including technological advances. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Ks and Form 10-Qs. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net Sales	$665,775	$624,326	$2,079,733	$1,843,388
Cost of Sales (exclusive of depreciation and amortization shown below) (1)	435,379	407,781	1,355,445	1,192,129
Selling, Research & Development and Administrative (2)	103,574	95,536	323,146	292,274
Depreciation and Amortization	41,857	40,087	123,133	114,660
Restructuring Initiatives	23,852	-	48,002	-
Operating Income	61,113	80,922	230,007	244,325
Other Income/(Expense):
Interest Expense	(8,735)	(9,733)	(24,754)	(25,707)
Interest Income	1,537	1,113	6,306	2,086
Equity in Results of Affiliates	(45)	(72)	(130)	(142)
Miscellaneous, net	(2,928)	(2,712)	(4,372)	(1,996)
Income before Income Taxes	50,942	69,518	207,057	218,566
Provision for Income Taxes	11,920	15,989	52,966	48,043
Net Income	$39,022	$53,529	$154,091	$170,523

Net Income Attributable to Noncontrolling Interests	(26)	(6)	(20)	(6)
Net Income Attributable to AptarGroup, Inc.	$38,996	$53,523	$154,071	$170,517
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.63	$0.86	$2.47	$2.73
Diluted	$0.60	$0.83	$2.38	$2.64

Average Numbers of Shares Outstanding:
Basic	62,378	62,592	62,304	62,527
Diluted	65,129	64,821	64,822	64,626

Notes to the Condensed Consolidated Financial Statements:
(1) For the three and nine months ended September 30, 2018, Cost of Sales included the effect of approximately $3.3 million and $3.4 million, respectively, of purchase accounting adjustments to inventory related to acquisitions.

(2) For the three and nine months ended September 30, 2018, Selling, Research & Development and Administrative included approximately $7.1 million and $9.5 million, respectively, of acquisition costs.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	September 30, 2018	December 31, 2017
ASSETS

Cash and Equivalents	$291,382	$712,640
Receivables, net	580,450	510,426
Inventories	394,264	337,216
Other Current Assets	140,279	109,791
Total Current Assets	1,406,375	1,670,073
Net Property, Plant and Equipment	981,107	867,906
Goodwill	699,330	443,887
Other Assets	341,850	155,957
Total Assets	$3,428,662	$3,137,823

LIABILITIES AND EQUITY

Short-Term Obligations	$217,275	$66,169
Accounts Payable and Accrued Liabilities	546,194	461,579
Total Current Liabilities	763,469	527,748
Long-Term Obligations	1,131,737	1,191,146
Deferred Liabilities	141,398	106,881
Total Liabilities	2,036,604	1,825,775

AptarGroup, Inc. Stockholders' Equity	1,391,744	1,311,738
Noncontrolling Interests in Subsidiaries	314	310
Total Equity	1,392,058	1,312,048

Total Liabilities and Equity	$3,428,662	$3,137,823

AptarGroup, Inc.
Reconciliation of EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended
	September 30, 2018

				Food +	Corporate &
	Consolidated	Beauty + Home	Pharma	Beverage	Other	Net Interest
Net Sales	$665,775	341,760	227,515	96,500	-	-

Reported net income	$39,022
Reported income taxes	11,920
Reported income before income taxes	50,942	3,471	67,016	5,481	(17,828)	(7,198)
Adjustments:
Restructuring initiatives	23,852	18,854	2,008	2,638	352
Transaction costs related to acquisitions	7,082				7,082
Purchase accounting adjustments related to acquired companies' inventory	3,287		2,761	526
Adjusted earnings before income taxes	85,163	22,325	71,785	8,645	(10,394)	(7,198)
Interest expense	8,735					8,735
Interest income	(1,537)					(1,537)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	92,361	22,325	71,785	8,645	(10,394)	-
Depreciation and amortization	41,857	19,849	12,731	6,837	2,440	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$134,218	$42,174	$84,516	$15,482	$(7,954)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.2%	12.3%	37.1%	16.0%

	Three Months Ended
	September 30, 2017

				Food +	Corporate &
	Consolidated	Beauty + Home	Pharma	Beverage	Other	Net Interest
Net Sales	$624,326	333,748	199,547	91,031	-	-

Reported net income	$53,529
Reported income taxes	15,989
Reported income before income taxes	69,518	21,837	55,426	11,668	(10,793)	(8,620)
Adjustments:
None
Earnings before income taxes	69,518	21,837	55,426	11,668	(10,793)	(8,620)
Interest expense	9,733					9,733
Interest income	(1,113)					(1,113)
Earnings before net interest and taxes (EBIT)	78,138	21,837	55,426	11,668	(10,793)	-
Depreciation and amortization	40,087	20,790	10,834	6,448	2,015	-
Earnings before net interest, taxes, depreciation and amortization (EBITDA)	$118,225	$42,627	$66,260	$18,116	$(8,778)	$-

EBITDA margins (EBITDA / Reported Net Sales)	18.9%	12.8%	33.2%	19.9%

AptarGroup, Inc.
Reconciliation of EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Nine Months Ended
	September 30, 2018

		Beauty +		Food +	Corporate &
	Consolidated	Home	Pharma	Beverage	Other	Net Interest
Net Sales	$2,079,733	1,088,469	698,851	292,413	-	-

Reported net income	$154,091
Reported income taxes	52,966
Reported income before income taxes	207,057	40,688	208,915	21,736	(45,834)	(18,448)
Adjustments:
Restructuring initiatives	48,002	38,501	3,596	4,307	1,598
Transaction costs related to acquisitions	9,526	574			8,952
Purchase accounting adjustments related to acquired companies' inventory	3,406	119	2,761	526
Adjusted earnings before income taxes	267,991	79,882	215,272	26,569	(35,284)	(18,448)
Interest expense	24,754					24,754
Interest income	(6,306)					(6,306)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	286,439	79,882	215,272	26,569	(35,284)	-
Depreciation and amortization	123,133	61,273	35,437	19,715	6,708	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$409,572	$141,155	$250,709	$46,284	$(28,576)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.7%	13.0%	35.9%	15.8%

	Nine Months Ended
	September 30, 2017

		Beauty +		Food +	Corporate &
	Consolidated	Home	Pharma	Beverage	Other	Net Interest
Net Sales	$1,843,388	978,313	598,161	266,914	-	-

Reported net income	$170,523
Reported income taxes	48,043
Reported income before income taxes	218,566	69,248	174,288	31,385	(32,734)	(23,621)
Adjustments:
None
Earnings before income taxes	218,566	69,248	174,288	31,385	(32,734)	(23,621)
Interest expense	25,707					25,707
Interest income	(2,086)					(2,086)
Earnings before net interest and taxes (EBIT)	242,187	69,248	174,288	31,385	(32,734)	-
Depreciation and amortization	114,660	60,017	30,462	18,371	5,810	-
Earnings before net interest, taxes, depreciation and amortization (EBITDA)	$356,847	$129,265	$204,750	$49,756	$(26,924)	$-

EBITDA margins (EBITDA / Reported Net Sales)	19.4%	13.2%	34.2%	18.6%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Income before Income Taxes	$50,942	$69,518	$207,057	$218,566

Adjustments:
Restructuring initiatives	23,852		48,002
Transaction costs related to acquisitions	7,082		9,526
Purchase accounting adjustments related to acquired companies' inventory	3,287		3,406
Foreign currency effects (1)		(1,160)		11,801
Adjusted Income before Income Taxes	$85,163	$68,358	$267,991	$230,367

Provision for Income Taxes	$11,920	$15,989	$52,966	$48,043

Adjustments:
Restructuring initiatives	6,802		13,730
Transaction costs related to acquisitions	847		1,475
Purchase accounting adjustments related to acquired companies' inventory	843		884
Foreign currency effects (1)		(499)		3,121
Adjusted Provision for Income Taxes	$20,412	$15,490	$69,055	$51,164

Net Income Attributable to Noncontrolling Interests	$(26)	$(6)	$(20)	$(6)

Net Income Attributable to AptarGroup, Inc.	$38,996	$53,523	$154,071	$170,517

Adjustments:
Restructuring initiatives	17,050		34,272
Transaction costs related to acquisitions	6,235		8,051
Purchase accounting adjustments related to acquired companies' inventory	2,444		2,522
Foreign currency effects (1)		(661)		8,680
Adjusted Net Income Attributable to AptarGroup, Inc.	$64,725	$52,862	$198,916	$179,197

Average Number of Diluted Shares Outstanding	65,129	64,821	64,822	64,626

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.60	$0.83	$2.38	$2.64

Adjustments:
Restructuring initiatives	0.26		0.53
Transaction costs related to acquisitions	0.09		0.12
Purchase accounting adjustments related to acquired companies' inventory	0.04		0.04
Foreign currency effects (1)		(0.01)		0.13
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.99	$0.82	$3.07	$2.77

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	Expected 2018	2017

Income before Income Taxes		$76,259

Adjustments:
Restructuring initiatives		2,208
Gain on insurance recovery		(10,648)
Foreign currency effects (1)		(1,382)
Adjusted Income before Income Taxes		$66,437

Provision for Income Taxes		$26,753

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)		(7,900)
Restructuring initiatives		642
Gain on insurance recovery		(3,666)
Foreign currency effects (1)		95
Adjusted Provision for Income Taxes		$15,924

Net Income Attributable to Noncontrolling Interests		$7

Net Income Attributable to AptarGroup, Inc.		$49,513

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)		7,900
Restructuring initiatives		1,566
Gain on insurance recovery		(6,982)
Foreign currency effects (1)		(1,477)
Adjusted Net Income Attributable to AptarGroup, Inc.		$50,520

Average Number of Diluted Shares Outstanding		64,528

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)	$0.81 - $0.86	$0.77

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)		0.12
Restructuring initiatives		0.03
Gain on insurance recovery		(0.11)
Foreign currency effects (1)		(0.03)

Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)	$0.81 - $0.86	$0.78

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using foreign currency exchange rates as of September 30, 2018.

(2) Items included in the Provision for Income Taxes primarily reflect the impact of tax reform legislation enacted in the fourth quarter of 2017.

(3) AptarGroup’s expected earnings per share range for the fourth quarter of 2018 is based on an effective tax rate range of 30% to 32%. This tax rate range compares to our fourth quarter of 2017 effective tax rate of 35% on reported earnings per share and 24% on adjusted earnings per share.

CONTACT:
AptarGroup, Inc.
Investor Relations Contact:
Matt DellaMaria
matt.dellamaria@aptar.com
815-477-0424
or
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-477-0424